Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	3,997,000 	107,230
Ravi Akhoury	 	3,985,696 	118,534
Barbara M. Baumann	4,003,842 	100,388
Jameson A. Baxter	3,989,582 	114,648
Charles B. Curtis	4,003,842 	100,388
Robert J. Darretta	4,003,842 	100,388
Katinka Domotorffy	3,997,000 	107,230
John A. Hill	 	4,003,842 	100,388
Paul L. Joskow	 	4,001,518 	102,712
Kenneth R. Leibler	4,003,842 	100,388
Robert E. Patterson	4,003,842 	100,388
George Putnam, III	4,003,842 	100,388
Robert L. Reynolds	4,003,842 	100,388
W. Thomas Stephens 	3,989,582 	114,648

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for	Votes against	Abstentions	Broker non-votes
3,084,110 	167,098 	162,667 	690,355

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
3,182,451 	64,763 	 	166,661 	690,355

All tabulations are rounded to the nearest whole number.